Aflac Incorporated Form 11-K

EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Pension Committee
Aflac Incorporated 401(k) Savings
   and Profit Sharing Plan:

We consent to the incorporation by reference in the Registration Statement No. 33-41552 on Form S-8 of Aflac Incorporated of our report dated June 20, 2005, with respect to the statements of net assets available for plan benefits of the Aflac Incorporated 401(k) Savings and Profit Sharing Plan as of December 31, 2004 and 2003, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related schedule, which report appears in the December 31, 2004 annual report on Form 11-K of Aflac Incorporated.

June 20, 2005
Atlanta, Georgia

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